Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-1 of Seneca Global Fund, L.P. (f/k/a Aspect Global Diversified Fund LP) of our report dated February 24, 2011, relating to our audit of the statement of financial condition of Steben & Company, Inc., appearing in the Prospectus, which is part of this Registration Statement, and to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP
Chicago, Illinois
June 21, 2011